                                                              EXHIBIT 10.3

                                 [LETTERHEAD]

August 5, 1999

Mr. Kevin Starr
Chief Financial Officer
Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, MA  02139

Dear Kevin:

We are pleased to advise you that our Senior Management Committee has approved a firm commitment for a lease line to Millennium Pharmaceuticals, Inc., (the "Lessee"), to be funded by us or our nominee, on the following terms and conditions.

1. TRANSACTION: The transaction is structured as a true lease in which the Lessor will be entitled to claim and retain all of the tax benefits associated with ownership of the equipment. The lease will be a net lease in which the Lessee will be responsible for all the expenses relating to the equipment and the transaction; including equipment maintenance, insurance coverage, payment of personal property taxes, recording and appraisal fees and other expenses. Information provided to GE Capital may be used by GE Capital or it potential nominees in evaluating the transaction.

2.       LESSEE:  Millennium Pharmaceuticals, Inc.

2a.      LESSOR: GE Capital or its nominee.

3.       ORIGINATOR:  Meier Mitchell & Company

4. EQUIPMENT: Various new laboratory, test, office and other non-computer equipment, all of which must be acceptable to Lessor. Transportation and other soft costs cannot exceed ten percent (10%) of the Acquisition Cost.

5. DELIVERY: All Equipment must be delivered, accepted and scheduled on or before June 30, 2000.

6. ACQUISITION COST: $15,000,000 (Lessor will use its best efforts to syndicate an additional $5 million)

7.       TERM:  Five (5) years from the Base Lease Commencement Date.

8. BASE LEASE COMMENCEMENT DATE: The first day of the month following scheduling.

9. BASE LEASE RENTAL PAYMENT: Lessee will be required to make sixty (60) monthly rental payments, each payable in advance, and equal to the following percentage of the Acquisition Cost depending upon the Date of Scheduling.

         DATE OF SCHEDULING                            RENTAL FACTOR
         Q3 1999                              30 @ 1.6680%, then 30 @ 2.0386%
         Q4 1999                              30 @ 1.6602%, then 30 @ 2.0291%
         Q1 2000                              30 @ 1.6862%, then 30 @ 2.0610%
         Q2 2000                              30 @ 1.6768%, then 30 @ 2.0494%

         The Base Lease Rental Payment was calculated using current money market rates; however, money market conditions at the Date of Scheduling will control the final Base Lease Rental Payment that is fixed for the Term. See "Adjustments to the Base Lease Rental Payment" below.

10. INTERIM RENTAL PAYMENT: From the Date of Scheduling to the Base Lease Commencement Date, the Lessee will be required to make Interim Rental Payments at an interest rate equal to the commercial paper rate at the Date of Scheduling plus 225 basis points.

11. TAX BENEFITS: Lessee will represent and warrant that the depreciation deductions arising our of the ownership of all of the Equipment will be for the account of Lessor and will be recognized over a five (5) year period on a 200% declining balance switching to straight-line (DDB/SL) formula using the half-year convention. A Federal corporate tax rate of 35% for 1999 and thereafter was assumed in calculating the Base Lease Rental Payment. Lessee will indemnify Lessor for any loss of any Tax Benefits caused by an act, omission or misrepresentation of Lessee.

12. ADMINISTRATIVE FEE: An Administrative Fee equal to $100,000 has been paid to GE Capital. Of that amount $75,000 is considered earned but will be applied pro rata to the first monthly rental payment under each schedule. The remaining $25,000 will be treated in a similar fashion upon GE Capital's successful syndication of the additional $5 million.

13. LESSEE OPTIONS AT LEASE EXPIRATION: At the expiration of Term, Lessee will have the following options:

         A. Renew all the Equipment under the lease for ten (10) months at 1.2% of Acquisition Cost per month, in advance, after which time the Lessee may:

                  1.       Return all the Equipment to the Lessor;

                  2. Renew all the Equipment under lease at a term and rate to be negotiated by the parties based upon the then remaining useful life and fair market value of the Equipment; or

                  3. Purchase all the Equipment at its then fair market value; OR

         B. Purchase all the Equipment for the greater of ten percent (10%) of original Acquisition Cost or its then fair market value. The Lessee may select the qualified appraiser.

14. ADJUSTMENTS TO THE BASE LEASE RENTAL PAYMENT: The Base Lease Rental Payment stated above reflects current money market rates as indicated by the yield to maturity of 5.36% for three-year Treasury Notes (the Reference Yield).

The Table below sets forth the U.S. Treasury Notes with similar then remaining lives to maturity which will be used to establish the final Base Lease Rental Payment, depending upon the date of scheduling

         DATE OF SCHEDULING                     APPLICABLE TREASURY NOTE

                                             COUPON      MATURITY

         July 1 to September 30, 1999         6.25%     August 2002
         October 1 to December 31, 1999       5.75%     November 2002
         January 1 to March 31, 2000          6.25%     February 2003
         April 1 to June 30, 2000             5.50%     May 2003

The Base Lease Rental Payment actually used will be that stated above, increased or decreased .00198% for the first 30 payments and .00242% for the last 30 payments for each 5 basis point change in the yield to maturity of the Applicable Treasury Note from the Reference Yield. The yield to maturity of the Applicable Treasury Note used to calculate the adjustment to the Base Lease Rental Payment will be the yield quoted in the most recently published issue of THE WALL STREET JOURNAL on the Date of Scheduling.

15. ELECTRONIC PAYMENT SYSTEM: All payments to GE Capital shall be made under an electronic payment system at no cost to the Lessee.


16. FINANCIAL COVENANTS: Lessee agrees that its (a) unrestricted cash, cash equivalents and marketable securities shall always total at least $30,000,000; (b) tangible net worth shall always be at least $30,000,000; (c) current ratio shall always be at least 2.0:1 and (d) total liabilities/tangible net worth ratio shall never exceed 1.0:1. Unrestricted cash and cash equivalents and marketable securities will be defined as being net of any non-GE Capital contingent liability associated with other cash triggers or pledge agreements. If for any reason Lessee does not meet these covenants, Lessee will provide Lessor with an irrevocable letter of credit in a form acceptable to Lessor and from a bank acceptable to Lessor equal to Lessor's then stipulated loss value on all schedules. Lessee's Chief Financial Officer or other senior officer will provide Lessor with a monthly compliance statement in a form acceptable to Lessor. The requirement for these covenants shall be dropped upon the expiry of all schedules previously funded under the lease agreement between Lessor and Lessee if no event of default exists at that time and Lessee has paid as agreed.

17. YEAR 2000 COMPLIANCE: ALL OF THE TERMS AND CONDITIONS OF THIS PROPOSAL HAVE BEEN MADE ON THE ASSUMPTION THAT THE ASSETS RELATED HERETO ARE YEAR 2000 COMPLIANT. THE TERM "YEAR 2000 COMPLIANT" SHALL MEAN THAT THE ASSETS HAVE BEEN DESIGNED AND/OR ENGINEERED SUCH THAT THEY WILL, ON OR AFTER THE DATE DECEMBER 31, 1999, CONTINUE TO FULLY FUNCTION IN THE MATTER INTENDED, AND PERFORM ALL OF THE DUTIES THAT THEY ARE INTENDED TO FULFILL, BY THE USER THEREOF ON THE COMMENCEMENT OF THE TRANSACTION CONTEMPLATED BY THIS LETTER.

18. ECONOMIC OBSOLESCENCE: Anytime after the first anniversary of the Base Lease Commencement Date of any schedule funded hereunder, Lessee may terminate the lease with respect to any Equipment which has become obsolete or surplus to Lessee's needs. Lessee will be responsible for selling this equipment and shall pay Lessor the attendant termination value for that Equipment.

This firm commitment has been rendered in express reliance on the financial or other statements respecting the conditions, operation, and affairs of the Lessee, or respecting the equipment to be leased, which Lessee has previously provided to us, and is based on the understanding that Lessee has committed to complete the transaction with us or our nominee. The Lessor's commitment is subject to the condition that there shall be no material adverse change in either (i) the business or financial condition of the Lessee or (ii) proposed Federal tax law, prior to any funding under the loan.

An express condition of the commitment is that all documentation be satisfactory to our counsel.

This firm commitment will expire on August 13, 1999 unless you acknowledge your receipt hereof and acceptance by executing the enclosed copy of this letter and returning it to us by that date. If accepted by you, this commitment will expire on June 30, 2000.

                                                      GE Capital

                                                      By: /s/ JAMES F. SIEGAL
                                                         -----------------------
                                                      Richard L. Dauphinais
                                                      Senior Transaction Manager
                                                      Third Party Originations

ACCEPTED BY THE LESSEE:

By: /s/ MICHAEL FALVEY
Date: 8/9/99